Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Bruce Galton	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(bgalton@senesco.com)	(212) 850-5600
(732) 296-8400

Senesco Expands on Recently Announced Preclinical Pancreatic Islet Data

NEW BRUNSWICK, N.J. (April 15, 2008) — Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX:SNT) announced today further details of Dr. Raghavendra Mirmira’s preclinical pancreatic islet cell research that was funded by the Company.  Using a small interfering RNA (siRNA) against Senesco’s Factor 5A technology, the data show what we believe to be a variety of promising results regarding delivery of the technology as well as islet function and protection.

The siRNA was delivered intraperitoneally, but was still shown to have significant penetration into isolated islets, meaning that difficult delivery directly into the islets may be avoided.  Once delivered, the siRNA allowed treated islet cells to produce 30-40% more insulin than untreated cells.  This increased insulin production was also seen in cells that were further stressed by the presence of pro-inflammatory cytokines.  Additionally, the treated cells exhibited iNOS (inducible nitric oxide synthase) protein control, which is another indicator that the treated cells responded positively to inflammatory stress.  iNOS  regulates nitric oxide production, which is important for the immune response of certain classes of blood cells.

The data generated by Dr. Mirmira, currently the Eli Lilly Endowed Chair in Pediatric Diabetes in the Departments of Pediatrics, Medicine, and Cellular and Integrative Physiology at Indiana University School of Medicine, suggest that siRNA against Factor 5A may be a viable therapeutic target for preserving islet function under conditions of inflammation.

These data were presented at the Keystone Islet and Beta Cell Symposium from April 6-11 in Snowbird, Utah, and will be presented at the Upper Midwest Islet Club’s Annual Meeting which will take place from April 30-May 2 at Vanderbilt University in Nashville, Tennessee.

The poster presentation of the data will be available at www.senesco.com.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, our ability to maintain our continued listing standards for the next 12 months, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.